Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Harvard Ave Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (4)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Previously paid	Equity	Units, each consisting of one class A ordinary share, $0.0001 par value and one-eighth of one right to receive one class A ordinary share(2)	Rule 457(a)	28,750,000	$10.00	$287,500,000	0.00015310	$44,016.25
	Equity	Class A ordinary shares included as part of the units (3)	Rule 457(g)	28,750,000	—	—	—	—
	Other	Rights included as part of the units	Rule 457(g)	3,593,750	—	—	—	—
	Equity	Class A ordinary shares underlying rights included as part of units	Rule 457(a)	3,593,750	10.00	35,937,500	0.00015310	5,502.03

	Total Offering Amounts					$323,437,500		$49,518.28
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							0.00
	Net Fee Due							$49,518.28

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(2)	Representing 28,750,000 units including 25,000,000 units to be issued in the offering and up to 3,750,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, each consisting of one Class A ordinary share and one-eighth of one right to acquire one Class A ordinary share.

(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	An additional indeterminate amount of securities are being registered hereby to be offered solely for certain market making transactions, by affiliates of the Registrant. Pursuant to Rule 457(q) under the Securities Act, no additional filing fee is required.